Exhibit 10.1

19 Presidential Way, Suite 203 Woburn, MA 01801

November 24, 2020

Peter P. Pfreundschuh, CPA, MBA

Re: Employment Terms

Dear Peter:

On behalf of us at Frequency Therapeutics, Inc. (the “Company”), I am pleased to offer you (“you” or “Executive”) full-time employment, subject to the terms and conditions of this letter agreement (this “Agreement”). If you accept the terms of this Agreement, we expect that your employment with the Company will commence no later than December 1, 2020 (the “Effective Date”) initially in the Company’s Woburn, MA offices. You will be employed as Chief Financial Officer, reporting to David Lucchino, Chief Executive Officer.

Executive’s employment under this Agreement shall commence on the Effective Date and shall end upon the earlier of the date the Company terminates Executive’s employment under Section 11 or 12 or Executive’s employment terminates under Section 12 or 13 (such period, the “Term”). You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. Executive may also serve on boards of directors of entities that do not compete with the Company and may engage in religious, charitable and other community activities, provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies.

1. Compensation. During the term of your employment, your base salary will be $37,500 per month (equivalent to an annualized base salary of $450,000), less all applicable withholding taxes and authorized deductions, payable in accordance with the Company’s regular payroll practices. In addition, you will be eligible for an annual performance-based bonus with a target amount equal to 40% of your annualized base salary, based on your individual performance and the Company’s performance during the applicable fiscal year, in accordance with certain milestones to be determined by the board of directors of the Company (the “Board”). Your salary may be adjusted from time to time in accordance with normal business practice and at the sole discretion of the Company. The actual amount of any such annual bonus payable to you will be determined by the Board or the Compensation Committee of the Board in its discretion. You must be an active employee of the Company on the date any bonus is paid in order to be eligible for payment of an annual bonus.

2. Relocation Bonus. In addition, the Company agrees to pay you a one-time relocation bonus equal to $70,000, less all applicable withholding taxes and authorized deductions, payable on the first payroll following commencement of your employment (the “Relocation Bonus”). The Relocation Bonus shall be used to help secure your housing accommodations through the end of calendar year 2021. Unless otherwise approved by your supervisor, you shall be expected to be physically present at the Company’s corporate headquarters during business hours at least three (3) days per week

3. You will be eligible for Frequency Health, Dental, Vision and Disability insurance, in addition to participation in the Company’s 401(k) the first of the month following your first day of employment. During the term of your employment, the Company shall also reimburse Executive for all reasonable, documented business expenses incurred in accordance with Company policies and paid by Executive in the performance of his services under this Agreement, upon presentation by Executive of documentation, expense statements, receipts, vouchers and/or such other supporting information as the Company may reasonably request. The expenses eligible for reimbursement in one taxable year may not affect the expenses eligible for reimbursement in any other taxable year; reimbursement will be made in accordance with the Company’s normal practices; and the right to reimbursement is not subject to liquidation or exchange for another benefit.

4. As an officer of the Company, the Executive shall be entitled to indemnification and other related protections, to the fullest extent allowed under the law and the Company’s Certificate of Incorporation, as may be amended from time to time. Executive will also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future.

5. The Company has an unlimited paid time off policy (PTO) and Executive will be eligible to take an unlimited number of PTO days in any calendar year at such times as may be approved by Executive’s supervisor in accordance with the Company’s policy that may be updated from time to time.

6. You will be required to execute an Employee Proprietary Information and Inventions Assignment Agreement in the form attached as Exhibit B, as a condition of employment.

7. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this Agreement.

8. In connection with entering into this Agreement, following the commencement of your employment with the Company, the Company will recommend to the Board of Directors or its authorized designee at its next regularly scheduled meeting that it grant you an option to purchase 230,000 shares of the Company’s common stock (the “Stock Option”) at a per-share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant (as determined under the Plan (as defined below)), provided that you are employed

2

by the Company on the date of grant Subject to your continued employment with the Company through the applicable vesting date, 25% of the shares underlying the Stock Option will vest on the first anniversary of the date you commence employment with the Company and 1/48th of the total number of shares initially underlying the Stock Option will vest on each monthly anniversary thereafter. The Stock Option will otherwise be subject to the terms and conditions of the Company’s 2019 Incentive Award Plan (the “Plan”) and a stock option agreement to be entered into between you and the Company. Executive shall be eligible to receive such future options as the Board shall deem appropriate.

9. You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

10. This offer of employment set forth in this Agreement is contingent upon the Company completing a background check on you to its satisfaction in accordance with applicable laws. The Company engages a third-party provider to perform background checks and such provider has or will be reaching out to you under separate cover to provide the background check disclosure and required authorization forms for your review and execution.

11. Termination for Cause. The Company shall have the right to terminate this Agreement and your employment for Cause, as defined in Exhibit A to this Agreement. Upon termination of the Executive’s employment for Cause, Executive shall be entitled only to payment of the following until the date of termination: all rights and benefits accrued under this Agreement at the date of termination, including payment of Executive’s unpaid base salary earned for the period up to the date of such termination, amounts accrued or payable under any benefit plans and programs of the Company applicable to Executive up to the date of such termination, and amounts payable on account of any unreimbursed business expenses incurred up to the date of such termination.

12. Termination Without Cause. The Company shall have the right to terminate your employment without Cause (as defined on Exhibit A hereto). Termination “Without Cause” means the Company’s termination of your employment for any reason other than for Cause, death or as a result of you becoming permanently disabled (within the meaning of Section 22(e) of the Internal Revenue Code of 1986, as amended (the “Code”)). If the Company terminates your employment with the Company Without Cause or you terminate your employment with the Company with Good Reason (as defined on Exhibit A hereto), you shall be entitled to payment of your unpaid base salary earned for the period up to the date of such termination, amounts accrued or payable under any benefit plans and programs of the Company applicable to you up to the date of such termination, subject to and in accordance with the terms of such plans and programs, and amounts payable on account of any unreimbursed business expenses incurred in accordance with Company policy up to the date of such termination. In addition, in the event you deliver to the Company a general release of claims against the Company and its affiliates in a form reasonably acceptable to the Company that becomes effective and irrevocable within sixty (60) days following such termination of employment (“Release Condition”) and subject to

3

your compliance with the terms of any confidentiality, non-competition, non-solicitation or other similar restrictive covenants with the Company to which you are subject, the Company will (i) continue to pay your then current base salary, less all applicable withholding taxes and authorized deductions, for a period of twelve (12) months following the date of termination (“Severance Period”), (ii) an amount equal to 100% of your annual bonus opportunity, less all applicable taxes and withholdings, in one lump sum within 14 days of the satisfaction of the Release Condition, and (iii) should you timely elect and be eligible to continue receiving group medical and dental coverage pursuant to COBRA, and so long as the Company can provide such benefit without violating the non-discrimination requirements of the law, the Company will pay the portion of the premium for such coverage that is paid by the Company for active and similarly situated employees who receive the same type of coverage, such payment to be made for coverage from the termination date through the earliest of (x) the end of the Severance Period, (y) the date you are no longer eligible for COBRA coverage or (z) the date you become eligible for healthcare coverage from a subsequent employer (and you agree to promptly notify the Company of such eligibility). The remaining balance of any premium cost shall timely be paid by Executive on a monthly basis for as long as, and to the extent that, Executive remains eligible for COBRA continuation. In addition, in the event such termination occurs during the twelve (12) month period commencing on a Change in Control (as defined in Exhibit A), then the vesting and, to the extent applicable, exercisability of each equity award held by Executive as of the date of such termination, including all unvested stock options, will accelerate in respect of one hundred percent (100%) of the shares subject thereto.

13. Voluntary Termination; Termination Due to Death or Disability. This Agreement and Executive’s employment hereunder shall terminate on the earliest of (i) the thirtieth (30th) day, or such earlier date determined by the Company, following Executive’s delivery of a notice of resignation to the Company, (ii) the date of Executive’s death or (iii) the date Executive becomes permanently disabled (within the meaning of Section 22(e) of the Internal Revenue Code of 1986, as amended). In the event of a termination of employment under this Section 13, Executive shall be entitled to all rights and benefits accrued under this Agreement at the date of termination, including payment of Executive’s unpaid base salary earned for the period up to the date of such termination, amounts accrued or payable under any benefit plans and programs of the Company applicable to Executive up to the date of such termination, and amounts payable on account of any unreimbursed business expenses incurred in accordance with Company policy up to the date of such termination.

14. Whistleblower Protections; Trade Secrets. Nothing in this Agreement or any other prior agreement between you and the Company (collectively, the “Subject Documents”) prevents you from reporting possible violations of law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in any Subject Document: (a) you shall not be in breach of any Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an

4

attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney, and may use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order.

15. Section 409A. This Agreement shall be interpreted to avoid any additional tax under Section 409A of the Internal Revenue Code. If any payment or benefit cannot be provided or made at the time specified without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter, when such sanctions will not be imposed. All reimbursements and in-kind benefits, provided under this Agreement that are subject to Section 409A, shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided during a calendar year, may not affect the expenses eligible for reimbursement, or in-kind services provided in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Notwithstanding anything in this Agreement to the contrary, any compensation or benefit payable under this Agreement upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4(b) shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

Notwithstanding any other provision of this Agreement to the contrary, and solely if and to the extent necessary for compliance with Section 409A and not otherwise eligible for exclusion from the requirements of Section 409A, if as of the date of Executive’s Separation from Service from the Company, he is deemed to be a “specified employee” (within the meaning of Section 409A), no payment or other distribution required to be made to the Executive

5

hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) as a result of his Separation from Service shall be made until the date that is the earlier of (1) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (2) the date of the Executive’s death. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to the foregoing shall be paid to the Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

16. Parachute Payments. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit made by the Company or otherwise to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 12 hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in this Section below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A, (ii) reduction on a pro-rata basis any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time. All determinations regarding the application of this Section shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of these determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (x) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (y) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company. In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section, the excess amount shall be returned immediately by you to the Company.

6

17. This Agreement will be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflicting provision or rule that would cause the laws of any jurisdiction other than the Commonwealth of Massachusetts to be applied. Any action to enforce, or concerning, this Agreement shall be brought in a Massachusetts state court. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes. This Agreement contains the entire agreement between you and the Company with respect to the matters covered herein. This Agreement supersedes all prior and contemporaneous agreements and understanding, oral or written, between you and the Company with respect to the matters herein. This Agreement may not be amended, nor may any of your rights or obligations as set forth herein be altered, except by a written instrument executed by you, on the one hand, and a duly-authorized officer of the Company acting with the written authorization of the Board or a committee thereof, on the other hand.

WHEREFORE, the parties have executed this Agreement as of the date first written above.

Sincerely,

FREQUENCY THERAPEUTICS, INC.

By:	/s/ David L. Lucchino
Name:	David L. Lucchino
Title:	President and CEO

Accepted and agreed by:

/s/ Peter P. Pfreundschuh
Peter P. Pfreundschuh

7

19 Presidential Way, Suite 203 Woburn, MA 01801

Exhibit A

When used in the letter to which this Exhibit A is attached, the following terms shall have the meanings set forth below.

(1) “Cause” means any of:

(a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Company that you have (i) engaged in willful misconduct or gross negligence that is materially harmful to the business or reputation of the Company, (ii) breached or threatened to breach the terms of any restrictive covenants or confidentiality agreement or any similar agreement with the Company, and/or (iii) materially failed to perform your assigned duties, provided, however, in the case of (iii) that the Company provided you with written notice of such failure and a period of 30 days to cure, but you failed to cure such failure.

(2) “Good Reason” means the occurrence, without your prior written consent, of any of the following events:

(a) a material reduction in your authority, duties, or responsibilities; (b) the relocation by at least 50 miles of the principal place at which you provide services to the Company; or (c) a material reduction in your base salary (other than a reduction of less than 10% that is implemented in connection with a contemporaneous reduction in base salaries proportionately affecting other similarly situated employees of the Company).

To be treated as a resignation for Good Reason, (x) you must provide written notice to the Company of your intention to terminate your employment for Good Reason, describing the grounds for such action, no later than 90 days after the occurrence of such circumstances, (y) you must provide the Company with at least 30 days in which to cure the circumstances, and (z) if the Company is not successful in curing the circumstances, you must end your employment within 30 days following the cure period in (y).

(3) “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

8

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director of the Board (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

9

Exhibit B

Employee Proprietary Information and Inventions Assignment Agreement

10

FREQUENCY THERAPEUTICS, INC.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration and as a condition of my employment by Frequency Therapeutics, Inc., a Delaware corporation (together with any of its subsidiaries or parent companies, and any of their successors or assigns collectively, the “Company”) pursuant to the letter agreement being entered into concurrently with the Agreement (the “Employment Agreement”), and my receipt of the compensation paid to me by the Company in the context of that employment, the payment of severance upon certain qualifying terminations and the issuance to me of an option to purchase shares of common stock of the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the date of my signature below (the “Effective Date”), unless specified otherwise in this Employee Proprietary Information and Inventions Assignment Agreement (the “Agreement”), I, the undersigned, agree as follows:

1. Proprietary Information. During the term of my employment, I may receive and otherwise be exposed, directly or indirectly, to confidential and proprietary information of the Company whether in graphic, written, electronic or oral form, including without limitation information relating to the Company’s business, strategies, designs, products, services and technologies and any derivatives, improvements and enhancements relating to any of the foregoing, or to the Company’s suppliers, customers or business partners (collectively “Proprietary Information”). Proprietary Information may be identified at the time of disclosure as confidential or proprietary or information which by its context would reasonably be deemed to be confidential or proprietary. “Proprietary Information” may also include without limitation (a)(i) unpublished patent disclosures and patent applications and other filings, know-how, trade secrets, works of authorship and other intellectual property, as well as any information regarding ideas, Inventions (as defined in Section 5), technology, and processes, including without limitation assays, sketches, schematics, techniques, drawings, designs, descriptions, specifications and technical documentation, (ii) information relating to physical, chemical or biological materials and compounds (including without limitation reagents, gene sequences, nucleic acids, amino acids, cell lines, media, antibodies, antibody fragments, compounds, c-DNAs, antisense nucleotides, proteins, peptides and vectors), their structures, compositions, and formulations, and methods for their handling, use, and manufacture, and processes, apparatus, models relating thereto, (iii) specifications, protocols, models, designs, equipment, engineering, algorithms, software programs, software source documents, formulae, (iv) information concerning or resulting from any research and development or other project, including without limitation nonclinical and clinical data, experimental work, clinical and product development plans, results from clinical studies, regulatory compliance information, and research, development and regulatory strategies, and (v) business and financial information, including without limitation purchasing, procurement, manufacturing, customer lists, information relating to investors, employees, business and contractual relationships, business forecasts, sales and merchandising, business and marketing plans, product plans, and business strategies, including without limitation information the Company provides regarding third parties, such as, but not limited to, suppliers, customers, employees, investors, or vendors; and (b) any other information, to the extent such information contains, reflects or is based upon any of the foregoing Proprietary Information. The Proprietary Information may also include information of a third party that is disclosed to you by the Company or such third party at the Company’s direction.

2. Obligations of Non-Use and Nondisclosure. I acknowledge the confidential and secret character of the Proprietary Information, and agree that the Proprietary Information is the sole, exclusive and valuable property of the Company. Accordingly, I agree not to use the Proprietary Information except in the performance of my authorized duties as an employee of the Company, and not to disclose all or any part of the Proprietary Information in any form to any third party, either during or after the term of my employment, without the prior written consent of the Company on a case-by-case basis. Upon termination of my employment, I agree to cease using and to return to the Company all whole and partial copies and derivatives of the Proprietary Information, whether in my possession or under my direct or indirect control, provided that I am entitled to retain my personal copies of (a) my compensation records, (b) materials distributed to stockholders generally, and (c) this Agreement. I understand that my obligations of nondisclosure with respect to Proprietary Information shall not apply to information that I can establish by competent proof (x) was actually in the public domain at the time of disclosure or enters the public domain following disclosure other than as a result of a breach of this Agreement, (y) is already in my possession without breach of any obligations of confidentiality at the time of disclosure by the Company as shown by my files and records immediately prior to the time of disclosure, or (z) is obtained by me from a third party not under confidentiality obligations and without a breach of any obligations of confidentiality. If I become compelled by law, regulation (including without limitation the rules of any applicable securities exchange), court order, or other governmental authority to disclose the Proprietary Information, I shall, to the extent possible and permissible under applicable law, first give the Company prompt notice. I agree to cooperate reasonably with the Company in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, I shall only disclose that portion of such Proprietary Information required to be disclosed, in the opinion of my legal counsel. I shall request that confidential treatment be accorded such Proprietary Information, where available. Compulsory disclosures made pursuant to this section shall not relieve me of my obligations of confidentiality and non-use with respect to non-compulsory disclosures. I understand that nothing herein is intended to or shall prevent me from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. I shall promptly notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce its rights in such information.

3. Defend Trade Secrets Act Notice of Immunity Rights. I acknowledge that the Company has provided me with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (a) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (c) if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Proprietary Information to my attorney and use the Proprietary Information in the court proceeding, if I file any document containing the Proprietary Information under seal, and do not disclose the Proprietary Information, except pursuant to court order.

4. Property of the Company. I acknowledge and agree that all notes, memoranda, reports, drawings, blueprints, manuals, materials, data, emails and other papers and records of every kind, or other tangible or intangible materials which shall come into my possession in the course of my employment with the Company, relating to any Proprietary Information, shall be the sole and exclusive property of the Company and I hereby assign any rights or interests I may obtain in any of the foregoing. I agree to surrender this property to the Company immediately upon termination of my employment with the Company, or at any time upon request by the Company. I further agree that any property situated on the Company’s data systems or on the Company’s premises and owned by the Company, including without limitation electronic storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

5. Inventions.

5.1 Disclosure and Assignment of Inventions. For purposes of this Agreement, an “Invention” shall mean any idea, invention or work of authorship, including, without limitation, any documentation, formula, design, device, code, method, software, technique, process, discovery, concept, improvement, enhancement, development, machine or contribution, in each case whether or not patentable or copyrightable. I will disclose all Inventions promptly in writing to an officer of the Company or to attorneys of the Company in accordance with the Company’s policies and procedures. I will, and hereby do, assign to the Company, without requirement of further writing, without royalty or any other further consideration, my entire right, title and interest throughout the world in and to all Inventions created, conceived, made, developed, and/or reduced to practice by me in the course of my employment by the Company and all intellectual property rights therein. I hereby waive, and agree to waive, any moral rights I may have in any copyrightable work I create or have created on behalf of the Company. I also hereby agree, that for a period of one year after my employment with the Company, I shall disclose to the Company any Inventions that I create, conceive, make, develop, reduce to practice or work on that relate to the work I performed for the Company. The Company agrees that it will use commercially reasonable measures to keep Inventions disclosed to it pursuant to this Section 5.1 that do not constitute Inventions to be owned by the Company in confidence and shall not use any Inventions for its own advantage, unless in either case those Inventions are assigned or assignable to the Company pursuant to this Section 5.1 or otherwise.

5.2 Certain Exemptions. The obligations to assign Inventions set forth in Section 5.1 apply with respect to all Inventions (a) whether or not such Inventions are conceived, made, developed or worked on by me during my regular hours of employment with the Company; (b) whether or not the Invention was made at the suggestion of the Company; (c) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Invention is related to the general line of business engaged in by the Company, but do not apply to Inventions that (x) I develop entirely on my own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities or Proprietary Information; (y) do not relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Invention; and (z) do not result from and are not related to any work performed by me for the Company. I hereby acknowledge and agree that the Company has notified me that, if I reside in the state of California, assignments provided for in Section 5.1 do not apply to any Invention which qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code (“Section 2870”), a copy of which is attached as Exhibit A. If applicable, at the time of disclosure of an Invention that I believe qualifies under Section 2870, I shall provide to the Company, in writing, evidence to substantiate the belief that such Invention qualifies under Section 2870. I further understand that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, Section 5.1 shall be interpreted not to apply to any Invention which a court rules and/or the Company agrees falls within such classes.

5.3 Records. I will make and maintain adequate and current written records of all Inventions covered by Section 5.1. These records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, notebooks and any other format. These records shall be and remain the property of the Company at all times and shall be made available to the Company at all times.

5.4 Patents and Other Rights. I agree to assist the Company in obtaining, maintaining and enforcing patents, invention assignments and copyright assignments, and other proprietary rights in connection with any Invention covered by Section 5.1, and will otherwise assist the Company as reasonably required by the Company to perfect in the Company the rights, title and other interests in my work product granted to the Company under this Agreement (both in the United States and foreign countries). I further agree that my obligations under this Section 5.4 shall continue beyond the termination of my employment with the Company, but if I am requested by the Company to render such assistance after the termination of such employment, I shall be entitled to a fair and reasonable rate of compensation for such assistance, and to reimbursement of any expenses incurred at the request of the Company relating to such assistance. If the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified above, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 5.4 with the same legal force and effect as if executed by me.

5.5 Prior Contracts and Inventions; Information Belonging to Third Parties. I represent and warrant that, except as set forth on Exhibit B, I am not required, and I have not been required during the course of work for the Company or its predecessors, to assign Inventions under any other contracts that are now or were previously in existence between me and any other person or entity. I further represent that (a) I am not obligated under any consulting, employment or other agreement that would affect the Company’s rights or my duties under this Agreement, and I shall not enter into any such agreement or obligation during the period of my employment by the

Company, (b) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving my prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of my duties as an employee of the Company do not and will not breach, or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company or if applicable, any agreement to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. I will not, in connection with my employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled. As a matter of record, I attach as Exhibit B a brief description of all Inventions made or conceived by me prior to my employment with the Company which I desire to be excluded from this Agreement (“Background Technology”). If full disclosure of any Background Technology would breach or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company, I understand that I am to describe such Background Technology in Exhibit B at the most specific level possible without violating any such prior agreement. Without limiting my obligations or representations under this Section 5.5, if I use any Background Technology in the course of my employment or incorporate any Background Technology in any product, service or other offering of the Company, I hereby grant the Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Background Technology for the purpose of developing, marketing, selling and supporting Company technology, products and services, either directly or through multiple tiers of distribution, but not for the purpose of marketing Background Technology separately from Company products or services.

5.6 Works Made for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment with the Company and which are eligible for copyright protection are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

6. Restrictive Covenants. I agree to fully comply with the covenants set forth in this Section 6 (the “Restrictive Covenants”), which shall become effective 10 business days from the Effective Date. I further acknowledge and agree that the Restrictive Covenants are reasonable and necessary to protect the Company’s legitimate business interests, including its Proprietary Information and goodwill, and that the Restrictive Covenants are supported by the additional consideration noted in the introductory paragraph above, which I acknowledge and agree is fair and reasonable consideration independent from my employment.

6.1 Non-Competition.

Non-Competition. During the term of my employment with the Company, as well as any subsequent engagement by the Company as a service provider, and for a period of one year immediately following the termination of such employment or engagement (the “Non-Competition Restricted Period”), I will not, directly or indirectly, for my own benefit or for the benefit of any other individual or entity other than the Company: (i) operate, conduct, or engage in, or prepare to operate, conduct, or engage in the Business; (ii) own, finance, or invest in (except as the holder of not more than one percent of the outstanding stock of a publicly-held company) any Business, or (iii) participate in, render services to, or assist any person or entity that engages in or is preparing to engage in the Business in any capacity (whether as an employee, consultant, contractor, partner, officer, director, or otherwise) (x) which involves the same or similar types of services I performed for the Company at any time during the last two years of my employment with the Company or (y) in which I could reasonably be expected to use or disclose Proprietary Information, in each case (i), (ii), or (iii) in the Restricted Territory. If I reside in the Commonwealth of Massachusetts, in the event the Company determines at any time that I engaged in conduct constituting Cause during or after my employment has ended, then the Company may retroactively designate my termination as a termination with Cause, and the non-competition covenants set forth in this Section 6.1, and each subpart, shall remain in full force and effect pursuant to their terms. Notwithstanding the foregoing, if I reside in the Commonwealth of Massachusetts and I am (x) classified as non-exempt under the Fair Labor Standards Act or (y) an undergraduate or graduate student partaking in an internship or short-term employment with the Company while enrolled in a full-time or part-time undergraduate or graduate educational institution, then Section 6.1 shall not apply to me after the termination of my employment or engagement with the Company for any reason.

Extension of Non-Competition Restricted Period. In the event I breach my fiduciary duty to the Company or unlawfully take, physically or electronically, property belonging to the Company as reasonably determined by the Company, the Non-Competition Restricted Period as defined above shall be extended for one additional year, for a maximum period of two years immediately following my termination of employment or engagement from the Company.

6.2 Non-Solicitation of Company Personnel. During the term of my employment with the Company, as well as any subsequent engagement by the Company as a service provider, and for a period of one year immediately following the termination of such employment or engagement for any reason (the “Non-Solicitation Restricted Period”), I will not, directly or indirectly, for my own benefit or for the benefit of any other individual or entity: (a) employ or hire any Company Personnel in any capacity (whether as an employee, contractor, consultant or otherwise); (b) solicit or attempt to solicit for employment or hire any Company Personnel in any capacity; (c) entice or induce any Company Personnel to leave his or her or their employment with the Company; or (d) otherwise negatively interfere with the Company’s relationship with any Company Personnel. Notwithstanding the foregoing, a general solicitation or advertisement for job opportunities that I may publish without targeting any Company Personnel shall not be considered a violation of Section 6.2(b).

6.3 Non-Solicitation of Company Customer. During the Non-Solicitation Restricted Period, I will not, directly or indirectly, for my own benefit or for the benefit of any other individual or entity: (a) solicit business from, or offer to provide products or services that are similar to any product or service provided or that could be provided by the Company or that are otherwise competitive with the Business to, any Company Customer; (b) cause or encourage any Company Customer to reduce or cease doing business with the Company, or (c) otherwise negatively interfere with the Company’s relationships with any Company Customer.

6.4 Tolling Period. Without limiting the Company’s ability to seek other remedies available in law or equity, if I violate any of the provisions of Sections 6.2 or 6.3, the Non-Solicitation Restricted Period shall be extended by one day for each day that I am in violation of such provisions, up to a maximum extension equal to the length of the Non-Solicitation Restricted Period, so as to give the Company the full benefit of the bargained-for length of forbearance.

6.5 Interpretation. If any restriction set forth in the Restrictive Covenants is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.6 Waiver. At any time, the Company may in its sole discretion elect to waive any or part of the Restrictive Covenants, provided any such waiver is expressly agreed to in writing by an executive officer of the Company, or, if I am an executive officer of the Company, by the Board of Directors of the Company.

6.7 Definitions. As used in the Restrictive Covenants:

(a) The term “Business” means any business or part thereof that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company, in each case at any time during my employment or engagement with the Company.

(b) The term “Cause” shall have the meaning ascribed to it in the Letter Agreement.

(c) The term “Company Customer” means any individual or entity who (i) is, or was at any time during the one year period prior to my employment or engagement with the Company, a customer, supplier, or vendor of the Company of whom I learned, with whom I had business contact or about whom I obtained Proprietary Information at any time during my employment or engagement with the Company, or (ii) is a prospective customer, supplier, or vendor of the Company of whom I learned, with whom I had business contact, or about whom I obtained Proprietary Information as part of a solicitation of business on behalf of the Company at any time during the one year period prior to my termination of employment or engagement with the Company.

(d) The term “Company Personnel” means any individual or entity who is or was at any time during the six months period prior to my solicitation or other activity prohibited by Section 6.2, employed or engaged (whether as an employee, consultant, independent contractor or in any other capacity) by the Company.

(e) The term “Restricted Territory” means each city, county, state, territory and country in which (i) I provided services or had a material presence or influence at any time during the last two years of my employment or engagement with the Company or (ii) the Company is engaged in or has plans to engage in the Business as of the termination of my employment or engagement with the Company.

7. Notification to Other Parties. In the event of termination of my employment with the Company for any reason, I hereby consent to notification by the Company to my new employer or other party for whom I work about my rights and obligations under this Agreement.

8. Employment at Will. I understand and agree that my employment with the Company is at will and can be terminated in accordance with the Letter Agreement.

9. Miscellaneous.

9.1 The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. I will not assign this Agreement or my obligations hereunder without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, and any such purported assignment without consent shall be null and void from the beginning. I agree that the Company may freely assign or otherwise transfer this Agreement to any affiliate or successor in interest (whether by way of merger, sale, acquisition or corporate re-organization or any substantially similar process) of the Company.

9.2 This Agreement constitutes the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements, whether oral or written, relating to its subject matter.

9.3 Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both parties. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

9.4 If any provision of this Agreement is found by a proper authority to be unenforceable or invalid such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.5 I acknowledge that the Company will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement.

9.6 The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts exclusively, without reference to any conflict of laws rule that would result in the application of the laws of any other jurisdiction. The parties agree that all disputes arising under this Agreement shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in Suffolk County, and I hereby agree to consent to the personal jurisdiction of such court. The Company and I each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

9.7 Any notices required or permitted hereunder shall be given to the appropriate party at the address specified on the signature page to this Agreement or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three days after the date of mailing.

9.8 Except as otherwise provided herein, the provisions of this Agreement shall survive the termination of my employment with the Company for any reason.

9.9 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile, PDF (or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or any other type of copy of an executed version of this Agreement signed by a party is binding upon the signing party to the same extent as the original of the signed agreement.

I ACKNOWLEDGE THAT I HAVE THE RIGHT TO CONSULT WITH INDEPENDENT LEGAL COUNSEL PRIOR TO SIGNING THIS AGREEMENT AND HAVE HAD A REASONABLE OPPORTUNITY TO DO SO, AND THAT I EITHER HAVE CONSULTED, OR ON MY OWN VOLITION CHOSEN NOT TO CONSULT, WITH SUCH COUNSEL. I FURTHER ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

(Signature Page Follows)

IN WITNESS WHEREOF, I have executed this document as of November 29, 2020.

/s/ Peter P. Pfreundschuh
Employee: Peter P. Pfreundschuh

AGREED AND ACKNOWLEDGED:

FREQUENCY THERAPEUTICS, INC.

By:	/s/ David L. Lucchino
Name: David L. Lucchino
Title: President and CEO
Address: 19 Presidential Way, Suite 203, Woburn, MA 01801

EXHIBIT A

CALIFORNIA LABOR CODE

California Labor Code § 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)

To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B

BACKGROUND TECHNOLOGY

List here prior contracts to assign Inventions that are now in existence between any other person or entity and you.

[    ]

List here previous Inventions which you desire to have specifically excluded from the operation of this Agreement. Continue on reverse side if necessary.